4801 Main Street, Suite 1000 Kansas City, MO 64112 816.983.8000 fax: 816.983.8080

January 21, 2010

Giordano Investment Trust 2530 Riva Road, Suite 312 Annapolis, Maryland 21401
Ladies and Gentleman:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management and Other Services – Legal Counsel” in the Statement of Additional Information for the series portfolio of Giordano Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-126677), and Amendment No. 6 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21789), on Form N-1A of the Trust.

Sincerely,

/s/ Husch Blackwell Sanders LLP

Husch Blackwell Sanders LLP